Exhibit 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of
Nayarit Gold Inc. (an exploration stage company)

We have audited the consolidated balance sheets of Nayarit Gold Inc. (an exploration stage company) as at September 30, 2008 and 2007 and the consolidated statements of loss and other comprehensive loss, shareholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2008 and cumulative from the date of incorporation (November 27, 2003) to September 30, 2008.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States of America).  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at September 30, 2008 and 2007 and the results of its operations and its cash flows for each of the years in the three-year period ended September 30, 2008 and the period cumulative from the date of incorporation (November 27, 2003) to September 30, 2008 in accordance with Canadian generally accepted accounting principles.

1	McGOVERN, HURLEY, CUNNINGHAM LLP

Chartered Accountants
Licensed Public Accountants
Toronto, Ontario
December 22, 2008, except for Note 16,
which is as at January 5, 2009

COMMENTS BY AUDITORS FOR U.S. READERS ON CANADA - U.S. REPORTING CONFLICT

Reporting standards of the Public Company Accounting Oversight Board (United States) require the addition of an explanatory paragraph following the opinion paragraph when the financial statements are affected by conditions and events that raise substantial doubt about the Company’s ability to continue as a going concern, such as those described in Note 1 to the consolidated financial statements.  Generally accepted auditing standards in Canada do not permit a reference to such events and conditions in the auditors’ report when these are adequately disclosed in the financial statements.

McGOVERN, HURLEY, CUNNINGHAM LLP

.1
Chartered Accountants
Licensed Public Accountants
Toronto, Ontario
December 22, 2008, except for Note 16,
which is as at January 5, 2009

Report of Independent Auditors

To the Board of Directors and Shareholders of Nayarit Gold Inc.

We have audited the accompanying consolidated balance sheet of Nayarit Gold Inc. and its subsidiaries as of September 30, 2009, and the related consolidated statements of loss, comprehensive loss and deficit, cash flows and changes in shareholders’ equity for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of the Company as of September 30, 2008 and for the year then ended were audited by other auditors whose report dated December 22, 2008, except for Note 16, which was as of January 5, 2009, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with Canadian generally accepted auditing standards and auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the 2009 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nayarit Gold Inc. and its subsidiaries at September 30, 2009, and the results of their operations and their cash flows for the year then ended in conformity with Canadian generally accepted accounting principles.

(signed) “PricewaterhouseCoopers LLP”

Chartered Accountants
Halifax, Nova Scotia
March 29, 2010

Comments by Auditors for U.S. Readers on Canada – U.S. Reporting Difference

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern, such as those described in Note 1 to the consolidated financial statements. Our report to the Board of Directors and shareholders dated March 29, 2010 is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors’ report when these are adequately disclosed in the financial statements.

(signed) “PricewaterhouseCoopers LLP”

Chartered Accountants
Halifax, Nova Scotia
March 29, 2010

Nayarit Gold Inc. (An Exploration Stage Company)
Consolidated Balance Sheets
(Expressed in Canadian Dollars)

As at September 30,	2009	2008

Assets

Current assets
Cash and cash equivalents	$2,481,433	$5,356,166
Short-term investments	8,614	5,046
Prepaids and sundry receivables (Note 7)	53,618	299,185

	2,543,665	5,660,397

Property, plant and equipment (Note 5)	244,463	293,294

Exploration property interests (Note 6)	22,408,137	12,118,796

	$25,196,265	$18,072,487
Liabilities

Current liabilities
Accounts payable and accrued liabilities (Note 7)	$378,613	$954,933

Shareholders' Equity

Share capital (Note 8)	26,272,181	18,969,087
Warrants (Note 9)	5,325,976	3,283,451
Contributed surplus (Note 10)	6,838,609	5,783,716
Deficit	(13,619,114)	(10,918,700)

	24,817,652	17,117,554

	$25,196,265	$18,072,487

Going Concern (Note 1)
Commitments and Contingencies (Note 12)
Subsequent Events (Note 15)

Approved on behalf of the Board:

Signed  "R. Glen MacMullin" , Director
Signed  "Donald Flemming", Director

The accompanying notes are an integral part of these consolidated financial statements

Nayarit Gold Inc. (An Exploration Stage Company)
Consolidated Statements of Loss, Comprehensive Loss and Deficit
(Expressed in Canadian dollars)

For the years ended September 30,	2009	2008

Operating Expenses
Management and consulting fees	$869,236	$530,458
Stock-based compensation (Note 8(c))	535,008	1,456,930
Investor relations	367,728	332,755
Travel & entertainment	310,487	235,377
Professional fees	279,134	258,340
Amortization	78,580	47,909
Communications	55,602	34,608
Insurance expense	46,777	59,963
Office and general	40,899	72,066
Occupancy cost	40,251	37,205
Transfer agent, listing and filing fees	33,588	88,726
Interest and bank charges	19,633	11,843
General exploration expense	1,984	22,929
Foreign exchange loss (gain)	79,860	(9,889)

	2,758,767	3,179,220

Loss before the undernoted	(2,758,767)	(3,179,220)

Other Income (Expense)
Gain on disposal of asset	15,153	-
Unrealized gain in market value of investments	3,491	-
Write-off of exploration property interests (Note 6)	-	(143,131)
Interest income	39,709	44,423

Net Loss and Comprehensive Loss	$(2,700,414)	$(3,277,928)

Deficit, beginning	(10,918,700)	(7,640,772)

Deficit, ending	$(13,619,114)	$(10,918,700)

Loss Per Share - basic and diluted	$(0.03)	$(0.06)

Weighted Average Outstanding Shares
‑ basic and diluted	79,126,397	50,758,673

The accompanying notes are an integral part of these consolidated financial statements.

Nayarit Gold Inc. (An Exploration Stage Company)
Consolidated Statements of Cash Flows
(Expressed in Canadian dollars)

For the years ended September 30,	2009	2008

Cash (Used In) Provided By:

Operating Activities
Net loss for the period	$(2,700,414)	$(3,277,928)
Items not involving cash
Stock-based compensation	535,008	1,456,930
Amortization	78,580	47,909
Gain on disposal of asset	(15,153)	-
Unrealized gain in market value of investments	(3,491)	-
Write-off of exploration property interests	-	143,131
Accrued interest income	(77)	(46)
Change in non‑cash operating working capital
Prepaids and sundry receivables	245,568	(216,264)
Accounts payable and accrued liabilities	(140,574)	85,504
	(2,000,553)	(1,760,764)
Financing Activities
Issuance of private placement units, net of costs	8,995,803	11,332,135
Exercise of warrants	-	27,000
Exercise of options	17,500	192,500
	9,013,303	11,551,635

Investing Activities
Short term investments	-	52,013
Purchase (sale) of property, plant and equipment	(14,596)	(152,310)
Exploration property expenditures	(9,872,887)	(5,697,938)
	(9,887,483)	(5,798,235)

Change in cash and cash equivalents	(2,874,733)	3,992,636

Cash and cash equivalents, opening	$5,356,166	$1,363,530

Cash and cash equivalents, closing	$2,481,433	$5,356,166

Cash and cash equivalents consist of:
Cash on hand and balances with banks	$267,468	$328,550
Investments	2,213,965	5,027,616

	$2,481,433	$5,356,166

Supplemental Cash Flow Information (Note 13)

The accompanying notes form an integral part of these consolidated financial statements.

Nayarit Gold Inc. (An Exploration Stage Company)
Consolidated Statements of Changes in Shareholders' Equity
(Expressed in Canadian dollars)

	Common Shares			Contributed	Accumulated
	Number	Amount	Warrants	Surplus	Deficit	Total

Balance, September 30, 2007	43,192,762	$10,251,307	$375,204	$4,096,178	$(7,640,772)	$7,081,917
Private placements	23,582,500	12,297,000				12,297,000
Warrant valuation	-	(3,322,974)	3,326,030	-	-	3,056
Finders' fees	-	-	311,460	-	-	311,460
Exercise of warrants	45,000	37,800	(10,800)	-	-	27,000
Expiry of warrants	-	-	(375,204)	375,204	-	-
Cost of issue	-	(936,142)	(343,239)	-	-	(1,279,381)
Shares issued for
acquisition of property	500,000	305,000	-	-	-	305,000
Stock-based compensation	-	-	-	1,456,930	-	1,456,930
Exercise of stock options	550,000	337,096	-	(144,596)	-	192,500
Net loss for the year	-	-	-	-	(3,277,928)	(3,277,928)

Balance, September 30, 2008	67,870,262	$18,969,087	$3,283,451	$5,783,716	$(10,918,700)	$17,117,554
Private placements	20,000,000	10,000,000	-	-	-	10,000,000
Warrant valuation	-	(1,789,000)	1,789,000	-	-	-
Finders' fees	-	-	622,000	-	-	622,000
Cost of issue	-	(1,677,722)	(368,475)	-	-	(2,046,197)
Shares issued for
acquisition of property	1,500,000	675,000	-	-	-	675,000
Stock-based compensation	-	-	-	535,008	-	535,008
Stock-based compensation recorded as
share and warrant issue costs	-	-	-	420,000	-	420,000
Stock-based compensation recorded as
exploration property interests	-	-	-	126,423	-	126,423
Exercise of stock options	139,286	94,816	-	(26,538)	-	68,278
Net loss for the period	-	-	-	-	(2,700,414)	(2,700,414)

Balance, September 30, 2009	89,509,548	$26,272,181	$5,325,976	$6,838,609	$(13,619,114)	$24,817,652

Nayarit Gold Inc. (An Exploration Stage Company)
Notes to the Consolidated Financial Statements
For the Years Ended September 30, 2009 and 2008
(Expressed in Canadian Dollars)

1.	Nature of Business and Going Concern

Nature of Business

Nayarit Gold Inc. (the "Company" or "Nayarit") is a Canadian mineral exploration company engaged in locating, acquiring and exploring for gold, silver and base metals primarily in Mexico and has not yet determined whether its exploration property interests contain mineral reserves that are economically recoverable. The Company's continuing operations and the underlying value and recoverability of the amounts shown for exploration property interests are dependent upon the existence of economically recoverable mineral reserves, the ability of the Company to obtain the necessary financing to complete the exploration and development of its exploration property interests, and on future profitable production or proceeds from the disposition of the exploration property interests.  The Company was incorporated pursuant to the laws of Ontario on November 27, 2003. To date, the Company has not earned any revenue and is considered to be in the development stage as defined by the Canadian Institute of Chartered Accountants (“CICA”) Accounting Guideline 11 "Enterprises in the Development Stage".

The Company's operations comprise a single reporting operating segment engaged in mineral exploration in Mexico (2008 – same). As the operations comprise a single reporting segment, amounts disclosed in the consolidated statements of loss for the period also represent segment amounts.  At September 30, 2009 (2008 – same), all of the Company's mineral properties are located in Mexico and substantially all cash is on deposit with Canadian chartered banks.

All of the Company’s mining assets are located outside of Canada and are subject to the risk of foreign investments, including increase in taxes and royalties, renegotiation of contracts, currency exchange fluctuations and political uncertainty.

Although the Company has taken steps to verify title to the properties on which it is conducting exploration and in which it has an interest, in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee the Company’s title.  Property title may be subject to unregistered prior agreements and non-compliance with regulatory requirements.

Going Concern

These consolidated financial statements have been prepared using Canadian generally accepted accounting principles (“Canadian GAAP”) applicable to a going concern, which assumes continuity of operations and realization of assets and settlement of liabilities and commitments in the normal course of business. In assessing whether the going concern assumption is appropriate, management takes into account all available information about the future, which is at least, but is not limited to, twelve months from the end of the reporting period. Management is aware, in making its assessment, of material uncertainties related to events or conditions that cast substantial doubt on the Company’s ability to continue as a going concern, as described in the following paragraph. These consolidated financial statements do not reflect the adjustments to the carrying values of assets and liabilities and the reported expenses and balance sheet classifications that would be necessary were the going concern assumption inappropriate. These adjustments could be material.

Nayarit Gold Inc. (An Exploration Stage Company)
Notes to the Consolidated Financial Statements
For the Years Ended September 30, 2009 and 2008
(Expressed in Canadian Dollars)

1.	Nature of Business and Going Concern (continued)

The Company is in the exploration stage and is subject to the risks and challenges similar to other companies in a comparable stage of exploration. These risks include, but are not limited to, dependence on key individuals, successful exploration results and the ability to secure adequate financing to meet the minimum capital required to successfully complete the project and continue as a going concern.  As at September 30, 2009, the Company had positive working capital of approximately $2.2 million, including cash and cash equivalents of approximately $2.5 million; however, management estimates that these funds may not be sufficient to meet the Company's obligations and budgeted expenditures through September 30, 2010. Any funding shortfall may be met in the future in a number of ways including, but not limited to, the sale of equity or debt securities, further expenditure reductions, renegotiation of the amount and timing of exploration property payments and/or the introduction of joint venture partners. There is, however, no assurance that these sources of funding or initiatives will be available to the Company, or that they will be available on terms which are acceptable to the Company.

2.	Summary of Significant Accounting Policies

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles and their basis of application is consistent with that of the previous year, except as disclosed below, and reflect the following significant accounting policies:

(a) Recently Adopted Accounting Pronouncements

General Standards of Financial Statements Presentation

In June 2007, the CICA amended Handbook Section 1400, “General Standards of Financial Statement Presentation”, to assess an entity’s ability to continue as a going concern and disclose any material uncertainties that cast doubt on its ability to continue as a going concern. Section 1400 is effective for interim and annual reporting periods beginning on or after January 1, 2008. Such disclosure is contained in Note 1 to the consolidated financial statements.

Mining Exploration Costs

In March 2009, the Emerging Issues Committee of the CICA issued EIC-174, “Mining Exploration Costs”. This abstract provides additional guidance on determining when exploration costs related to mining properties can be capitalized as well as clarification on impairment indicators for exploration costs that have previously been capitalized. The adoption of this standard did not have any effect on the Company's consolidated financial statements.

Goodwill and Intangible Assets

In February 2008, the Accounting Standards Board ("AcSB") issued Section 3064, “Goodwill and Intangible Assets”, to replace Section 3062, “Goodwill and Other Intangible Assets”.  This new section establishes standards for the recognition, measurement, presentation and disclosure of goodwill and intangible assets by profit-oriented enterprises. The adoption of this new section on October 1, 2008 had no impact on the Company’s consolidated financial statements.

Credit Risk and the Fair Value of Financial Assets and Financial Liabilities

In January 2009, the Emerging Issues Committee of the CICA issued EIC-173, “Credit Risk and the Fair Value of Financial Assets and Financial Liabilities”. This abstract requires that credit risk be taken into account in determining the fair value of financial instruments and financial liabilities, including derivative instruments. The adoption of this standard did not have an impact on the Company’s financial statements.

Nayarit Gold Inc. (An Exploration Stage Company)
Notes to the Consolidated Financial Statements
For the Years Ended September 30, 2009 and 2008
(Expressed in Canadian Dollars)

2.	Summary of Significant Accounting Policies (continued)

(b) Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary Nayarit Gold De Mexico, S.A. de C.V. All material inter-company balances and transactions have been eliminated. All references to the Company should be treated as references to the Company and its subsidiary.

(c) Cash and Cash Equivalents

Cash and equivalents include cash on hand, balances with banks and highly liquid investments with original maturities of three months or less. The Company invests cash in term deposits maintained in high credit quality institutions.  As at September 30, 2009, cash equivalents consisted of cashable Canadian GICs held with a major Canadian banking institution with an average interest rate of 0.8% (2008 – 3.2%).

(d) Short-Term Investments

Short-term investments are highly liquid investments with an original maturity greater than three months and less than twelve months. These investments qualify as held for trading and are measured at fair value with change in fair values recorded in the Consolidated Statement of Loss.  As at September 30, 2009, short-term investments consisted of Canadian GICs held with a major Canadian banking institution with an average interest rate of 0.5% (2008 – 2.05%).

(e) Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated amortization. Amortization is being provided for on the declining balance basis at an annual rate of 30% on computer equipment, 20% on furniture and equipment, 100% on software, 30% on vehicles and 5% on building.  Leasehold improvements are being amortized on a straight-line basis over the lesser of their useful lives or the term of the lease.

(f) Exploration Property Interests

Property acquisition costs and related direct exploration costs, less recoveries, are deferred until such time as the properties are either placed into commercial production, sold, determined not to be economically viable, or abandoned. General exploration expenditures, which do not relate to specific resource properties, are written off in the year incurred. These deferred costs will be amortized on the unit-of-production basis over the estimated useful lives of the properties following the commencement of production, or written-off if the properties are sold, allowed to lapse or abandoned.

The cost of exploration properties includes cash consideration paid, and the fair market value of shares issued, if any, on the acquisition of property interests. Acquisition costs of properties acquired under option agreements, whereby payments are made at the discretion of the Company, are recorded in the accounts when the payments are made. The recorded amounts of property claim acquisition costs and their related deferred exploration costs represent actual expenditures incurred and are not intended to reflect present or future values.

Nayarit Gold Inc. (An Exploration Stage Company)
Notes to the Consolidated Financial Statements
For the Years Ended September 30, 2009 and 2008
(Expressed in Canadian Dollars)

2.	Summary of Significant Accounting Policies (continued)

(g) Impairment of Long Lived Assets

The Company assesses the impairment of long-lived assets, which consist primarily of exploration property interests and property, plant and equipment, whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss will be recognized if the carrying amount of a long-lived asset is not recoverable. The carrying amount of a long-lived asset is not recoverable if the carrying amount exceeds the sum of the undiscounted cash flows expected to result from its use and eventual disposition. The impairment loss to be recognized is measured as the amount by which the carrying amount of the long-lived asset exceeds its fair value.

Annually, or when events or circumstances indicate that the carrying amount may not be recoverable, the Company reviews the carrying value of its mining interests. The recoverability of the book value of each property is assessed for indicators of impairment such as adverse changes to the estimated recoverable ounces of gold, estimated future commodity prices, and estimated expected future operating costs, capital expenditures and reclamation expenditures. If it is determined that the deferred costs related to a property are not recoverable over its productive life, those costs will be written down to fair value as a charge to operations in the period in which the determination is made. The amounts at which mining interests and the related deferred costs are recorded do not necessarily reflect present or future values.

(h) Asset Retirement Obligations

The fair values of asset retirement obligations are recorded as liabilities on a discounted basis when they are incurred. Amounts recorded for the related assets are increased by the amount of these obligations. Over time, the liabilities will be accreted for the change in their present value and the initial capitalized costs will be depleted and amortized over the useful lives of the related assets. As of September 30, 2009 and 2008, there were no asset retirement obligations.

(i) Income Taxes

The Company follows the asset and liability method of accounting for income taxes in accordance with the recommendations of the CICA. Future income taxes are recorded to reflect the expected consequences of differences between the carrying amounts of balance sheet items and their corresponding tax values. Future tax assets are recognized only to the extent that, in the opinion of management, it is more likely than not that the future income tax assets will be realized. Future income tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of substantive enactment.

(j) Stock Based Compensation

The Company records compensation cost based on the fair value method of accounting for stock based compensation. The fair value of stock options is determined using the Black-Scholes option pricing model. The fair value of the options is recognized over the vesting period as compensation and contributed surplus. When options are exercised, the proceeds received, together with any related amount in contributed surplus, will be credited to capital stock. The Company's stock-based compensation plan is described in Note 8(c).

Nayarit Gold Inc. (An Exploration Stage Company)
Notes to the Consolidated Financial Statements
For the Years Ended September 30, 2009 and 2008
(Expressed in Canadian Dollars)

2.	Summary of Significant Accounting Policies (continued)

(k) Loss per Share (“LPS”)

Basic loss per share is computed by dividing the loss for the period by the weighted average number of common shares outstanding during the period, including contingently issuable shares, which are included when the conditions necessary for issuance have been met. Diluted loss per share is calculated in a similar manner, except that the weighted average number of common shares outstanding is increased to include potentially issuable common shares from the assumed exercise of stock options and warrants, if dilutive. The number of additional shares included in the calculation is based on the treasury stock method for stock options and warrants. The effect of potential issuances of shares under stock options and warrants would be anti-dilutive, and accordingly basic and diluted LPS are the same. See Notes 8(c) and 9 for potentially dilutive securities.

(l) Translation of Foreign Currencies

The functional currency of the Company is the Canadian dollar (“CAD”). Monetary assets and liabilities of the Company’s integrated foreign operations are translated into Canadian dollars at the rate of exchange in effect at the balance sheet date, and non-monetary assets, and liabilities are translated at the historical rate of exchange. Expenses are translated at the average exchange rates for the period. Foreign currency gains and losses arising from the translation of integrated foreign operations as well as foreign currency transactions within the Company are included in the determination of results of operations.

(m) Measurement Uncertainty

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The most significant estimates are related to the recoverability of exploration property interests, valuation of stock-based compensation, and valuation of future tax assets and liabilities. Included in exploration property interests as of September 30, 2009 are Mexican input tax credits (“IVA”) of $1,043,579 (September 30, 2008 - $944,527), which management believes are fully recoverable. Actual results could differ from those estimates. These estimates are reviewed periodically, and, as adjustments become necessary, they are reported in earnings in the period in which they become known.

(n) Capital Disclosures

Handbook Section 1535 specifies the disclosure of (i) an entity’s objectives, policies and processes for managing capital; (ii) quantitative data about what the entity regards as capital; (iii) whether the entity has complied with any capital requirements; and (iv) if it has not complied, the consequences of such noncompliance. The Company adopted Section 1535 effective October 1, 2007 and has included disclosures recommended by the new Handbook section in Note 3 to these consolidated financial statements.

(o) Financial Instruments, Comprehensive Income and Hedges

Effective October 1, 2006, the Company adopted four new accounting standards issued by the CICA: (i) Section 3855, “Financial Instruments – Recognition and Measurement”, (ii) Section 1530, “Comprehensive Income”, (iii) Section 3861 "Financial Instruments - Disclosure and Presentation" and, (iv) Section 3865, “Hedges”.

Effective October 1, 2007, the Company adopted Section 3862, Financial Instruments – Disclosures, and Section 3863, Financial Instruments – Presentation. These sections replaced existing Section 3861, Financial Instruments – Disclosure and Presentation.

Nayarit Gold Inc. (An Exploration Stage Company)
Notes to the Consolidated Financial Statements
For the Years Ended September 30, 2009 and 2008
(Expressed in Canadian Dollars)

2.	Summary of Significant Accounting Policies (continued)

(o) Financial Instruments, Comprehensive Income and Hedges (continued)

Section 3855 prescribes when a financial instrument is to be recognized on the balance sheet and at what amount. It also specifies how financial instrument gains and losses are to be presented. This Section requires that:
•	All financial assets be measured at fair value on initial recognition and certain financial assets are measured at fair value subsequent to initial recognition;

•
All financial liabilities are measured at fair value if they are classified as held for trading purposes. Other financial liabilities are measured at amortized cost using the effective interest method; and

•	All derivative financial instruments be measured at fair value on the balance sheet, even when they are part of an effective hedging relationship.

Section 1530 requires that certain gains and losses from changes in fair value be temporarily presented outside net income. It includes unrealized gains and losses, such as: changes in the currency translation adjustment relating to self-sustaining foreign operations; unrealized gains or losses on available-for-sale investments; and the effective portion of gains or losses on derivatives designated as cash flow hedges or hedges of the net investment in self-sustaining foreign operations.  The Company does not currently have self-sustaining foreign operations, available-for-sale investments or hedges.

Sections 3862 establishes standards of presentation which carried forward from Section 3861 unchanged. Section 3863 introduces new disclosures to improve the information about financial instruments. This standard requires the disclosure of qualitative and quantitative information about the exposure to risks arising from financial instruments, including a sensitivity analysis for market risk. The adoption of these standards did not have any effect on the financial position or performance of the Company. See Note 4 for further information.

Under adoption of these new standards, the Company designated its cash equivalents and short-term investments as held-for-trading, which are measured at fair value. Sundry receivables are classified as loans and receivables, which are measured at amortized cost. Accounts payable and accrued liabilities are classified as other financial liabilities, which are measured at amortized cost. The Company evaluated the impact of these new standards on its consolidated financial statements and determined that no adjustments were required at the time of adoption.

(p) Future Accounting Changes

Financial Instruments

In June 2009, the Canadian Accounting Standards Board issued amendments to Section 3862, “Financial Instruments – Disclosures”, to improve disclosure requirements on fair value measurement and liquidity risk. The amendments are effective for the Company's September 30, 2010 annual financial statements. As the amendments only concern disclosure requirements, they will not have a significant impact on results or financial position.

Nayarit Gold Inc. (An Exploration Stage Company)
Notes to the Consolidated Financial Statements
For the Years Ended September 30, 2009 and 2008
(Expressed in Canadian Dollars)

2.	Summary of Significant Accounting Policies (continued)

(p) Future Accounting Changes (continued)

Business Combinations, Consolidated Financial Statements and Non-controlling Interests

In January 2009, the CICA issued Section 1582, “Business Combinations”, Section 1601, “Consolidated Financial Statements”, and Section 1602, “Non-controlling Interests” which replace Section 1581, “Business Combinations” and Section 1600, “Consolidated Financial Statements".  Section 1582 establishes standards for the accounting for Business Combinations that is equivalent to the business combination accounting standard under International Financial Reporting Standards (“IFRS”). Section 1582 is applicable for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after January 1, 2011. Early adoption of this section is permitted. Section 1601 together with Section 1602 establishes standards for the preparation of consolidated financial statements. Section 1601 is applicable for the Company’s interim and annual consolidated financial statements for fiscal years beginning on or after January 1, 2011. Early adoption of this section is permitted. If the Company chooses to early adopt any one of these sections, the other two sections must also be adopted at the same time.

International Financial Reporting Standards (“IFRS”)

In 2006, the Canadian Accounting Standards Board (“AcSB”) published a new strategic plan that will significantly affect financial reporting requirements for Canadian companies.  The AcSB strategic plan outlines the convergence of Canadian GAAP with IFRS over an expected five year transitional period.  In February 2008, the AcSB announced that the changeover date for publicly-listed companies to use IFRS, replacing Canada’s own GAAP is for interim and annual financial statements relating to the fiscal year beginning on or after January 1, 2011.  Accordingly, the Company will begin reporting under IFRS for its interim and annual periods for the year ended September 30, 2012.  The Company’s transition date will be October 1, 2010, which will require restatement for comparative purposes of amounts reported by the Company for the year ended September 30, 2011.  While the Company has begun assessing the adoption of IFRS, the financial reporting impact of the transition to IFRS cannot be reasonably estimated at this time.

3.	Capital Management

The Company considers the items included in consolidated Shareholders’ Equity as capital.  Accordingly, the capital of the Company is $24.8 million and $17.1 million as at September 30, 2009 and 2008, respectively.  The Company manages its capital structure and makes adjustments to it, based on the funds available to the Company, in order to support the acquisition, exploration and development of mineral properties. The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company's management to sustain future development of the business.

The properties in which the Company currently has an interest are in the exploration stage; as such the Company is dependent on external financing to fund its activities. In order to carry out the planned exploration and pay for administrative costs, the Company will spend its existing working capital and raise additional amounts as needed. The Company will continue to assess new properties and seek to acquire an interest in additional properties if it feels there is sufficient geologic or economic potential and if it has adequate financial resources to do so.

Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable.

There were no changes in the Company's approach to capital management during the year ended September 30, 2009. Neither the Company nor its subsidiary is subject to externally imposed capital requirements.

Nayarit Gold Inc. (An Exploration Stage Company)
Notes to the Consolidated Financial Statements
For the Years Ended September 30, 2009 and 2008
(Expressed in Canadian Dollars)

4.	Financial Risk Factors

The Company's risk exposures and the impact on the Company's consolidated financial instruments are summarized below:

Credit Risk

The Company's credit risk is primarily attributable to short-term investments and receivables. The Company has no significant concentration of credit risk arising from operations. Short-term investments consist of guaranteed investment certificates, which have been invested with reputable financial institutions, from which management believes the risk of loss to be remote. Financial instruments included in prepaids and sundry receivables are comprised of goods and services tax due from the Federal Government of Canada and receivables from unrelated companies.  Financial instruments included in exploration property interests consist of estimated IVA amounts recoverable. Management believes that the credit risk concentration with respect to financial instruments in these areas is remote.

Liquidity Risk

The Company's approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. As at September 30, 2009, the Company had a cash and cash equivalents balance of $2,481,433 (September 30, 2008 - $5,356,166) to settle current liabilities of $378,613 (September 30, 2008 - $954,933).  All of the Company's accounts payable and accrued liabilities have contractual maturities of less than 30 days and are subject to normal trade terms.

Market Risk

(a)	Interest Rate Risk

The Company has cash and cash equivalents. The Company's current policy is to invest excess cash in investment grade short-term deposit certificates issued by its banking institutions. The Company periodically monitors the investments it makes and is satisfied with the credit ratings of its banks.

(b)	Foreign Currency Risk

The Company's functional currency is the Canadian dollar and major purchases are transacted in Canadian dollars. The Company funds certain operations, exploration and administrative expenses in Mexican Pesos (MXN) or US Dollars (USD) on a cash call basis using MXN or USD currencies converted from its Canadian dollar bank accounts held in Canada. Financial instruments included in exploration property interests consist of estimated IVA amounts recoverable which are recoverable in Mexican Pesos.  The estimated IVA amounts recoverable balance was $1,043,579CAD ($13,005,720MXN) and $944,527CAD ($12,029,156 MXN) as at September 30, 2009 and 2008, respectively.  Management believes the foreign exchange risk derived from currency conversions is slight and therefore does not hedge its foreign exchange risk.

(c)	Price Risk

The Company is exposed to price risk with respect to commodity prices. The Company closely monitors commodity prices to determine the appropriate course of action to be taken by the Company.

(d)	Property Risk

See Note 1.

Nayarit Gold Inc. (An Exploration Stage Company)
Notes to the Consolidated Financial Statements
For the Years Ended September 30, 2009 and 2008
(Expressed in Canadian Dollars)

4.	Financial Risk Factors (continued)

Sensitivity Analysis

The Company has designated its cash and cash equivalents and short term investments as held-for-trading, and measured them at fair value. Financial instruments included in prepaids and sundry receivables are classified as loans and receivables, which are measured at amortized cost. Accounts payable and accrued liabilities are classified as other financial liabilities, which are measured at amortized cost.

As at September 30, 2009, the carrying and fair value amounts of the Company's financial instruments are approximately the same.  Based on management's knowledge and experience of the financial markets, the Company believes movements in interest rates, foreign exchange, and commodity prices are reasonably possible over a three month period.

Short term investments include deposits at call which are at variable rates. Sensitivity to a plus or minus 1% change in rates would affect net loss by $nil.

The Company has IVA amounts recoverable in Mexican Pesos that give rise to exposure to foreign exchange risk.  The impact of a 10% increase in the Mexican Peso relative to the Canadian Dollar is an increase in the consolidated net loss and other comprehensive loss of $94,871CAD.  The impact of a 10% decrease in the Mexican Peso relative to the Canadian Dollar is a decrease in the consolidated net loss and other comprehensive loss of $115,953CAD.

Price risk is remote at this time since the Company is not a producing entity.

5.	Property, Plant and Equipment

	September 30, 2009
	Cost	Accumulated Amortization	Net
	$	$	$
Computer equipment	43,362	19,215	24,147
Furniture and equipment	15,000	6,360	8,640
Software	136,127	115,157	20,970
Vehicle	68,800	27,864	40,936
Leasehold improvements	34,448	12,169	22,279
Building	99,860	13,009	86,851
Land	40,640	-	40,640
	438,237	193,774	244,463

	September 30, 2008
	Cost	Accumulated Amortization	Net
	$	$	$
Computer equipment	50,996	14,283	36,713
Furniture and equipment	45,614	12,279	33,335
Software	117,294	109,630	7,664
Vehicle	68,800	10,320	58,480
Leasehold improvements	28,880	2,888	25,992
Building	99,860	9,390	90,470
Land	40,640	-	40,640
	452,084	158,790	293,294

Nayarit Gold Inc. (An Exploration Stage Company)
Notes to the Consolidated Financial Statements
For the Years Ended September 30, 2009 and 2008
(Expressed in Canadian Dollars)

6.	Exploration Property Interests

	September 30, 2009
	Orion	IVA	Advances	Total
	$	$	$	$
Beginning balance	11,110,355	944,527	63,914	12,118,796

Additions during the year
Acquisition costs	1,964,012	-	-	1,964,012
Assays and analysis	863,120	-	-	863,120
Environmental	50,943	-	-	50,943
Drilling	4,956,907	-	-	4,956,907
Exploration support	430,006	-	-	430,006
Field supplies & equipment	114,328	-	-	114,328
Geological	242,983	-	-	242,983
Mapping & surveying	11,144	-	-	11,144
Metallurgical	46,499	-	-	46,499
Mining duties, permits and fees	213,506	-	-	213,506
Transportation	93,843	-	-	93,843
Wages and consulting fees	1,215,294	-	-	1,215,294
	10,202,585	-	-	10,202,585

Collected during the year	-	(1,009,585)	(12,296)	(1,021,881)
Increase during the year	-	1,108,637	-	1,108,637

Ending balance	21,312,940	1,043,579	51,618	22,408,137

	September 30, 2008
	Orion	Evaristo	IVA	Advances	Total
	$	$	$	$	$
Beginning balance	4,847,029	128,037	473,293	257,046	5,705,405

Additions during the year
Acquisition costs	1,364,190	-	-	-	1,364,190
Assays and analysis	576,662	-	-	-	576,662
Drilling	2,664,364	-	-	-	2,664,364
Exploration support	236,537	-	-	-	236,537
Field supplies & equipment	87,036	-	-	-	87,036
Geological	39,764	-	-	-	39,764
Mining duties, permits and fees	142,481	15,094	-	-	157,575
Transportation	257,066	-	-	-	257,066
Wages and consulting fees	895,226	-	-	-	895,226
Write-off	-	(143,131)	-	-	(143,131)
	6,263,326	(128,037)			6,135,289

Collected during the year	-	-	-	(193,132)	(193,132)
Increase during the year	-	-	471,234	-	471,234

Ending balance	11,110,355	-	944,527	63,914	12,118,796

Nayarit Gold Inc. (An Exploration Stage Company)
Notes to the Consolidated Financial Statements
For the Years Ended September 30, 2009 and 2008
(Expressed in Canadian Dollars)

6.	Exploration Property Interests (continued)

Orion

The Orion Gold Project consists of several mineral concessions containing a total area of approximately 105,000 hectares located in the state of Nayarit, on the Pacific coast of the Republic of Mexico.

The El Magnifico concession, which formed part of the Company’s initial land holdings, was staked for the Company and is not subject to any royalty or other agreements. The Bonanza I, Reese, Gross and El Dorado concessions, staked at various times since September, 2005 by the Company, are likewise not subject to any royalty or other agreements.

The following concessions are subject to a royalty or option agreement:

(a)	Orion

The Orion concession is made up of one concession comprising approximately 528 hectares. The Orion concession is subject to a 3.5% net smelter royalty, which may be purchased at any time for $250,000 and a 10% net profits interest.

(b)	La Estrella

Pursuant to an option agreement dated November 28, 2003, the Company can acquire a 100% interest in the La Estrella concession.  The La Estrella concession is made up of one claim comprising approximately 146 hectares.  Consideration for the acquisition of the concessions is as follows:

▪
Aggregate payments of USD$1,450,000 (CAD$1,527,984) over six years with an initial payment of USD$25,000 (CAD$24,870) (paid) and payments in year one - USD$50,000 (CAD$49,740) (paid); year two - USD$75,000 (CAD$74,610) (paid); year three - USD$100,000 (CAD$134,628) (paid); year four - USD$100,000 (CAD$102,072) (paid); year five - US$100,000 (CDN$115,420) (paid); year six - US$1,000,000 (CDN$1,156,000).

On May 22, 2004, an amending agreement was entered into with the owner of La Estrella concession whereby the option payments due to the owner in November 2004 and 2005 were reduced by the amount paid by the Company to settle outstanding mining taxes and to discharge a lien registered against the property. The Company settled approximately US$20,000 (CDN$19,896) of mining taxes during June 2004 and negotiated a settlement of a lien against the property of approximately US$40,000 (CDN$39,792).

Refer to Note 15 Subsequent Events for renegotiated terms of the La Estrella option agreement.

(c)	San Juan, San Francisco, San Miguel and Isis (collectively known as Huajicari concessions)

On July 25, 2008, the Company entered into a definitive option agreement with Compania Minera Huajicari, S.A. de D.V. (“Compania Minera Huajicari”) to acquire six additional mining concessions totaling 2,730 hectares in the Orion Silver-Gold Mining District in the State of Nayarit, Mexico.  Consideration for the acquisition of the concessions is as follows:

▪
Aggregate payments of USD$2,500,000 (CAD$2,588,130) with an initial payment of USD$500,000 (CAD$511,650) (paid), and payments six months from closing - USD$500,000 (CAD$601,900) (paid), twelve months from closing - USD$500,000 (CAD$567,408), eighteen months from closing - USD$500,000 (CAD$543,035) and twenty-four months from closing - USD$500,000 (CAD$543,035.

Nayarit Gold Inc. (An Exploration Stage Company)
Notes to the Consolidated Financial Statements
For the Years Ended September 30, 2009 and 2008
(Expressed in Canadian Dollars)

6.	Exploration Property Interests (continued)

(c)	San Juan, San Francisco, San Miguel and Isis (collectively known as Huajicari concessions) (continued)

▪
3,500,000 common shares of Nayarit Gold Inc., of which 500,000 was due upon closing (issued), 750,000 was due six months from closing (issued), 750,000 was due twelve months from closing (issued), 750,000 are due eighteen months from closing, and 750,000 are due twenty-four months from closing.

▪	Compania Minera Hujicari has the option to acquire an additional 500,000 common shares of the Company by foregoing and in lieu of receiving the USD$500,000 (CAD$543,035) payment due by May 8, 2010.

▪	The Company commits to exploration expenditures of USD$3,000,000 (CAD$3,258,210) over the next two years on the acquired concessions.

▪	3% Net Smelter Royalty (“NSR”) on production from the acquired concessions, however, the Company has the option to purchase the NSR for US$3,000,000 (CAD$3,258,210).

▪	The Company may early terminate the agreement without further responsibility upon payment of 20% of the total remaining cash payments at the time of termination.

Refer to Note 15 Subsequent Events for renegotiated terms of the Huajicari option agreement.

Evaristo

During the year ended September 30, 2007, the Company staked the Evaristo concession, adjacent to the optioned Dorosa property, and registered the staking application with the Department of Mines.  During the year-ended September 30, 2008, after performing initial exploration of this area, the Company made the decision to abandon the concession; accordingly, total costs of $143,131 related to the property have been written off. During the year ended, September 30, 2009, the Company received approval from the Department of Mines to cancel the concession.

7.	Related Party Transactions

(a)
During the year ended September 30, 2009, the Company paid or accrued $219,116 (2008 - $148,273) consulting fees to an officer of the Company.  For the year ended September 30, 2009, $187,679 were recorded as exploration property interests and $31,438 were recorded as share issue costs.  For the year ended September 30, 2008, $148,273 was recorded as exploration property interests.

(b)
During the year ended September 30, 2009, the Company paid or accrued $nil (2008 - $41,743) of consulting fees to one officer of the Company.  The fees were recorded as management and consulting fees on the Interim Consolidated Statements of Loss and Comprehensive Loss.

(c)
Included in accounts payable and accrued liabilities at September 30, 2009 is $16,586 (September 30, 2008 - $21,560) owing to one officer of the Company for management fees and expenses incurred on behalf of the Company.  These amounts are unsecured, non-interest bearing with no fixed terms of repayment.

(d)	Included in prepaids and sundry receivables at September 30, 2009 is $885 (September 30, 2008 - $nil) as an advance for travel costs to an officer of the Company.

The above related party transactions occurred in the normal course of operations and were measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

Nayarit Gold Inc. (An Exploration Stage Company)
Notes to the Consolidated Financial Statements
For the Years Ended September 30, 2009 and 2008
(Expressed in Canadian Dollars)

8.	Share Capital

(a)	Authorized

Unlimited number of common shares

(b)	Issued

	Number	Amount
	#	$

Balance at September 30, 2007	43,192,762	10,251,307

Private placement at $0.40 per share (i)	5,682,500	2,273,000
Warrant valuation (i)	-	(637,974)
Private placement at $0.56 per share (ii)	17,900,000	10,024,000
Warrant valuation (ii)	-	(2,685,000)
Exercise of warrants	45,000	37,800
Exercise of stock options	550,000	337,096
Issue of shares for acquisition of property (Note 6 (c))	500,000	305,000
Share issue costs (i & ii)	-	(936,142)

Balance at September 30, 2008	67,870,262	18,969,087

Private placement at $0.50 per share (iii)	20,000,000	10,000,000
Warrant valuation (iii)	-	(1,789,000)
Exercise of stock options	139,286	94,816
Issue of shares for acquisition of property (Note 6 (c))	1,500,000	675,000
Share issue costs (iii)	-	(1,677,722)

Balance at September 30, 2009	89,509,548	26,272,181

(i)
On January 11, 2008, the Company completed a non-brokered private placement financing of $2,273,000 comprising the sale of 5,682,500 units, sold at $0.40 per Unit. Each Unit consisted of one common share and one common share purchase warrant. Each whole warrant entitles the holder to acquire one common share for $0.60 until January 11, 2009 and for $0.70 until January 11, 2010.

Share issue costs related to the financing consisted of a cash payment of $9,100 and a total of 27,300 warrants of Nayarit with the same terms of the private placement warrants above. Other costs associated with the private placement amounted to $31,106.  Issue costs of $12,136 were allocated to warrants.

The fair value of the warrants issued was determined to be $0.11 per warrant or $641,030 in the aggregate using the Black-Scholes option pricing model.  The following weighted average assumptions were used: risk-free interest rate of 2.25%, expected dividend yield of 0%, expected stock volatility of 105% and an expected life of 2 years.

Nayarit Gold Inc. (An Exploration Stage Company)
Notes to the Consolidated Financial Statements
For the Years Ended September 30, 2009 and 2008
(Expressed in Canadian Dollars)

8.	Share Capital (continued)

(b)	Issued (continued)

(ii)
On July 25, 2008, the Company completed a brokered private placement consisting of 17,900,000 units (the “Units”) in the Company at a price of $0.56 per Unit for gross proceeds of $10,024,000. Each Unit is comprised of one common share and one common share purchase warrant. Each warrant entitles the holder to purchase one additional common share (“Warrant Share”) of the Company at an exercise price of $0.75 per Warrant Share at any time within two years from the date of closing. BMO Capital Markets acted as lead agent in an investment dealer syndicate which also included Evergreen Capital Partners Inc. and GMP Securities L.P.

The agents for the private placement were paid a cash commission of $501,200 and were issued 1,074,000 warrants (the “Broker Warrants”). Each Broker Warrant is exercisable for one Unit at $0.56 per Unit at any time within 24 months of closing.  The fair value of the Broker Warrants issued was determined to be $0.29 per warrant or $311,460 in the aggregate using the Black-Scholes option pricing model and was charged to share issue costs.  The following weighted average assumptions were used: risk-free interest rate of 3%, expected dividend yield of 0%, expected stock volatility of 97% and an expected life of 2 years.  Other share issue costs totaled $423,458.  Issue costs of $331,103 were allocated to warrants.

The fair value of the private placement warrants issued was determined to be $0.15 per warrant or $2,685,000 in the aggregate using the Black-Scholes option pricing model.  The following weighted average assumptions were used: risk-free interest rate of 3%, expected dividend yield of 0%, expected stock volatility of 97% and an expected life of 2 years.

(iii)
On March 24, 2009, the Company completed a brokered private placement consisting of 20,000,000 units (the “Units”) in the Company at a price of $0.50 per Unit for gross proceeds of $10,000,000. Each Unit is comprised of one common share and one-half of one common share purchase warrant. Each warrant entitles the holder to purchase one additional common share (“Warrant Share”) of the Company at an exercise price of $0.65 per Warrant Share at any time within two years from the date of closing. Jennings Capital Inc. and BMO Capital Markets acted as co-lead agents in an investment dealer syndicate which included Wolverton Securities Inc.

The agents were paid a cash commission of $700,000 and were issued a total of 1,400,000 warrants (the “Broker Warrants”). Each Broker Warrant is exercisable for one Unit at $0.50 per Unit at any time within 24 months of closing.  The fair value of the Broker Warrants issued was determined to be $0.44 per warrant or $622,000 in the aggregate using the Black-Scholes option pricing model and was charged to share issue costs.  The following weighted average assumptions were used: risk-free interest rate of 1.07%, expected dividend yield of 0%, expected stock volatility of 84% and an expected life of 2 years.

Other consultants were issued a total of 1,000,000 stock options related to the successful completion of the financing.  The fair value of the stock options issued was determined to be $0.42 per stock options or $420,000 in the aggregate using the Black-Scholes option pricing model and was charged to share issue costs.  The following weighted average assumptions were used: risk-free interest rate of 2.535%, expected dividend yield of 0%, expected stock volatility of 84% and an expected life of 5 years.  Other share issue costs totaled $305,084.  Issue costs of $368,475 were allocated to warrants.

 Nayarit Gold Inc. (An Exploration Stage Company)
Notes to the Consolidated Financial Statements
For the Years Ended September 30, 2009 and 2008
(Expressed in Canadian Dollars)

8.	Share Capital (continued)

(b)	Issued (continued)

The fair value of the private placement warrants issued was determined to be $0.18 per warrant or $1,789,000 in the aggregate using the Black-Scholes option pricing model.  The following weighted average assumptions were used: risk-free interest rate of 1.07%, expected dividend yield of 0%, expected stock volatility of 84% and an expected life of 2 years.

(c)	Stock Options

The Company has a stock option plan (the “Plan”) providing the Board of Directors with the discretion to issue stock options to its directors, officers and certain consultants of the Company.  Previously, the aggregate number of shares of the Company which could be issued and sold under the Plan should not exceed 9,775,000.  At the annual general meeting of the shareholders in March 2009, an amendment to the Plan was approved whereby the aggregate number of shares of the Company which may be issued and sold under the Plan was increased to 11,300,000.  Stock options are granted with an exercise price determined by the Board of Directors.   Options shall not be granted for a term exceeding five years.  Options vest over a period of at least 18 months and must be released in equal stages on a quarterly basis and options issued to Investor Relations Consultants must vest in stages of not less than twelve months with no more than one-quarter of the options vesting in any three month period.

The following is a summary of stock option activity for the years ended September 30, 2009 and 2008:

	2009		2008
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
	#	$	#	$
Beginning Balance	7,795,000	0.65	5,985,000	0.75
Granted	1,978,572	0.58	3,140,000	0.52
Forfeited	(545,000)	0.51	(780,000)	1.04
Exercised	(139,286)	0.48	(550,000)	0.35

Ending Balance	9,089,286	0.65	7,795,000	0.65

The estimated fair value of options has been estimated at the grant date using the Black-Scholes option pricing model.  The weighted average assumptions used in the pricing model to assign value to the options granted during the period are as follows:

	2009	2008

Risk free interest rate	2.17%	3.04%
Expected life	4.3 years	5.0 years
Expected volatility	86%	112%
Expected dividend yield	-	-

Nayarit Gold Inc. (An Exploration Stage Company)
Notes to the Consolidated Financial Statements
For the Years Ended September 30, 2009 and 2008
(Expressed in Canadian Dollars)

8.	Share Capital (continued)

(c)	Stock Options (continued)

The weighted average fair value of options granted whose exercise price at grant date was greater than the market price on the grant date during the year ended September 30, 2009 is $0.26 (year ended September 30, 2008 – $0.39). The weighted average fair value of options granted whose exercise price at grant date was less than the market price on the grant date during the year ended September 30, 2009 is $0.39 (year ended September 30, 2008 – nil).

As at September 30, 2009, the Company has outstanding stock options entitling the holders to acquire common shares as follows:

Weighted Average Exercise Price	Number Outstanding	Number Exercisable	Weighted Average Remaining Contractual Life
$	#	#	Years
0.35	1,900,000	1,900,000	0.6
0.75	89,286	89,286	0.8
1.30	700,000	700,000	1.6
1.33	75,000	75,000	1.6
0.98	1,550,000	1,550,000	2.6
0.90	50,000	50,000	2.7
0.90	50,000	50,000	2.8
0.80	100,000	100,000	2.8
0.60	10,000	10,000	2.9
0.49	100,000	100,000	3.3
0.44	140,000	140,000	3.2
0.50	2,315,000	1,945,833	3.6
0.50	100,000	100,000	3.6
0.68	360,000	156,000	3.9
0.70	500,000	125,000	4.3
0.50	50,000	50,000	4.4
0.55	1,000,000	166,667	4.5
0.65	9,089,286	7,307,786	2.7

As at September 30, 2009, 2,210,714 options remained available for future grants under the plan.  Options vested and exercisable at September 30, 2009 totaled 7,307,786 at an average exercise price of $0.67 per share.

Nayarit Gold Inc. (An Exploration Stage Company)
Notes to the Consolidated Financial Statements
For the Years Ended September 30, 2009 and 2008
(Expressed in Canadian Dollars)

9.	Warrants

The following is a summary of warrant activity for the years ended September 30, 2009 and 2008:

	2009			2008
	Number	Amount	Weighted Average Exercise Price	Number	Amount	Weighted Average Exercise Price
	#	$	$	#	$	$
Beginning Balance	24,638,800	3,283,451	0.73	1,405,750	375,204	1.00
Granted	11,400,000	2,411,000	0.63	24,683,800	3,637,490	0.73
Cost of issue	-	(368,475)	-	-	(343,239)	-
Exercised	-	-	-	(45,000)	(10,800)	0.60
Expired	-	-	-	(1,405,750)	(375,204)	1.00
Ending Balance	36,038,800	5,325,976	0.70	24,638,800	3,283,451	0.73

The following warrants are outstanding as at September 30, 2009:

Number of warrants	Value	Exercise Price	Expiry Date
#	$	$
5,664,800	639,033	0.70	January 11, 2010
17,900,000	2,685,000	0.75	July 25, 2010
1,074,000	311,460	0.56	July 25, 2010 (1)
10,000,000	1,789,000	0.65	March 24, 2011
1,400,000	622,000	0.50	March 24, 2011 (2)
36,038,800	6,046,493

(1)	Each whole warrant entitles the holder to acquire one unit comprised of one common share and one warrant to acquire one additional common share for $0.75 for a period of two years.

(2)	Each whole warrant entitles the holder to acquire one unit comprised of one common share and one warrant to acquire one additional common share for $0.65 for a period of two years.

10.	Contributed Surplus

	For the year ended September 30,
	2009	2008
	$	$
Beginning Balance	5,783,716	4,096,178
Stock-based compensation expense	535,008	1,456,930
Stock-based compensation recorded as share and warrant issue costs	420,000	-
Stock-based compensation recorded as exploration property interests	126,423	-
Exercise of stock options	(26,538)	(144,596)
Expiration of warrants	-	375,204
Ending Balance	6,838,609	5,783,716

Nayarit Gold Inc. (An Exploration Stage Company)
Notes to the Consolidated Financial Statements
For the Years Ended September 30, 2009 and 2008
(Expressed in Canadian Dollars)

11.	Income Taxes

(a)	Provision for Income Taxes

Major items causing the Company’s income tax rate to differ from the federal statutory rate of 33% (2008 – 33.5%) were as follows:

	2009	2008
	$	$
(Loss) before income taxes	(2,700,414)	(3,277,928)

Expected income tax recovery based on statutory rate	(874,900)	(1,085,300)
Adjustment to expected income tax benefit
Stock-based compensation	176,600	488,100
Non-deductible costs	10,800	14,700
Share issue costs	(586,800)	(323,200)
Expiration of non-capital losses	29,200	33,000
Change in statutory rate	121,000	95,000
Other	48,100	17,600
Change in valuation allowance	1,076,000	760,100
	-	-

(b)	Future Income Tax Balances

The tax effects of temporary differences that give rise to future income tax assets and liabilities at September 30, 2009 and 2008 were as follows:

	2009	2008
	$	$
Future income tax assets (liabilities):
Non-capital loss carry-forwards	2,068,100	1,359,200
Share issue costs	598,000	251,700
Exploration property interests	163,800	164,100
Other temporary differences	159,700	138,600
	2,989,600	1,913,600
Valuation allowance	(2,989,600)	(1,913,600)
	-	-

Taxable income for the year ended September 30, 2009 is $Nil (2008 - $Nil).  Based on the lack of historical taxable income it is not more likely than not that the Company will realize the benefits from future income tax assets; consequently, the future recovery of losses arising from differences in tax values and accounting values have been reduced by an equivalent valuation allowance.  The valuation allowance will be adjusted in the period that it is determined that it is more likely than not that some portion or all of the future tax assets will be realized.

Nayarit Gold Inc. (An Exploration Stage Company)
Notes to the Consolidated Financial Statements
For the Years Ended September 30, 2009 and 2008
(Expressed in Canadian Dollars)

11.	Income Taxes (continued)

The Company has non-capital losses of approximately $7,043,000, which may be utilized to reduce future taxable income in Canada.  The non-capital losses in Canada will expire as follows:

$
2010	127,300
2014	215,700
2015	432,100
2026	999,900
2027	1,030,400
2028	1,793,100
2029	2,444,500
7,043,000

The Company has tax losses in Mexico that may be carried forward to offset future taxable income.  A full valuation allowance has been recorded to offset the related future tax asset as realization is not considered more likely than not.

12.	Commitments and Contingencies

On October 1, 2007, the Company entered into a lease for office space for a term of five years ending September 30, 2012.  Minimum lease commitments for successive fiscal years ending September 30 are approximated as follows:

2010	$22,940
2011	22,940
2012	23,680
69,560

The Company has an employment agreement with the Chief Executive Officer that contains change of control, change of location and termination clauses under which the Chief Executive Officer would be entitled to three times his annual salary of $250,000 and bonus (determined by the compensation committee on an annual basis with the bonus amount not to exceed 150% of the annual salary) and his listed benefits would continue for a period of three years.

The Company has an employment agreement with the Chief Financial Officer that contains change of control, change of location and termination clauses under which the Chief Financial Officer would be entitled to two times her annual salary of $100,000 and bonus (determined by the compensation committee on an annual basis with the bonus amount not to exceed 150% of the annual salary) and her listed benefits would continue for a period of three years.

The Company has a consulting agreement with the Vice President of Exploration that contains change of control and termination clauses under which the Vice President of Exploration would be entitled to one times his annual base consulting fees of $150,000 and bonus (determined by the compensation committee on an annual basis with the bonus amount not to exceed 150% of the annual salary) and his listed benefits would continue for a period of six months.

See also Note 6(c) regarding the early termination clause with respect to the Huajicari concessions.

Nayarit Gold Inc. (An Exploration Stage Company)
Notes to the Consolidated Financial Statements
For the Years Ended September 30, 2009 and 2008
(Expressed in Canadian Dollars)

13.	Supplemental Cash Flow Information

	For the year ended September 30,
	2009	2008
	$	$

Interest paid	-	-
Income taxes paid	-	-

Non-cash investing and financing transactions:
Acquisition of exploration property interests for share consideration (Note 6(b))	675,000	305,000
Change in exploration property interests payable	384,969	553,583
Reallocation of IVA balance to Exploration support within Exploration Property Interests	162,000	-
Value of brokers' warrants included in share and warrant issue costs	622,000	311,460
Value of stock options included in share and warrant issue costs	420,000	-
Stock-based compensation recorded as exploration property interests	126,423	-
Proceeds from exercise of options previously recorded as accounts payable	50,778	-
Fair value of options exercised	26,538	144,595
Fair value of warrants exercised	-	10,800
Expiry of warrants	-	375,204

14.	Segmented Information

The Company’s operations comprise of a single reporting operating segment engaged in mineral exploration in Mexico.  As the operations comprise a single reporting segment, amounts disclosed in the consolidated financial statements of loss for the year also represent segment amounts.

As at September 30, 2009 and, 2008, all of the Company’s exploration property interests are located in Mexico and substantially all cash and cash equivalents are on deposit with Canadian chartered banks.

15.	Subsequent Events

Subsequent to September 30, 2009, the Company renegotiated the property payments on the La Estrella concession as described in Note 6 (b).  The original agreement provided for a US$1 million payment to be made on November 28, 2009; however, the Company has restructured the payments as follows: December 8, 2009 US$75,000 (paid), June 8, 2010 US$25,000, December 8, 2010 US$100,000, June 8, 2011 US$100,000, December 8, 2011 US$175,000, June 8, 2012 US$175,000 and December 8, 2012 US$350,000.

Subsequent to September 30, 2009, the Company renegotiated the property payments on the Huajicari concession as described in Note 6 (c).  The original agreement provided for a US$500,000 payment to be made on November 8, 2009; however, the Company has restructured the payment as follows: January 31, 2010 US$250,000 and April 30, 2010 US$250,000.

Nayarit Gold Inc. (An Exploration Stage Company)
Notes to the Consolidated Financial Statements
For the Years Ended September 30, 2009 and 2008
(Expressed in Canadian Dollars)

15.	Subsequent Events (continued)

Subsequent to September 30, 2009, the Company issued 750,000 shares of the Company pursuant to the Huajicari option agreement as described in Note 6 (c).

Subsequent to September 30, 2009, the Company obtained approval from the TSX Venture Exchange to amend the 5,682,500 share purchase warrants which are currently outstanding.  Each share purchase warrant formerly entitled the purchaser to acquire one common share for $0.60 until January 11, 2009 and $0.70 thereafter until January 11, 2010. These warrants were amended such that each common share purchase warrant entitles the holder to acquire one common share for $0.70 until July 11, 2010.

Subsequent to September 30, 2009, the Company paid USD$250,000 pursuant to the Huajicari option agreement as described in Note 6 (c).

Subsequent to September 30, 2009, the Company jointly announced with Capital Gold Corporation (“Capital Gold”) that they have entered into an agreement (the "Agreement") with respect to a proposed Business Combination in an all-share transaction subject to the completion of satisfactory due diligence, receipt of Nayarit and Capital Gold shareholder approval, receipt by Nayarit of a fairness opinion, regulatory approvals and the satisfaction of certain other conditions.  Pursuant to the terms of the Agreement, subject to the satisfaction or waiver of all conditions, all of the Nayarit common shares issued and outstanding immediately prior to the consummation of the Business Combination (other than Nayarit Common Shares held by dissenting stockholders of Nayarit) shall become exchangeable into the common stock of Capital Gold on the basis of 0.134048 shares of Capital Gold’s Company common stock for each one (1) Nayarit Common Share.  Following the Business Combination, the surviving entity (the "Combined Entity") will be a wholly-owned subsidiary of Capital Gold.

16.	Differences Between Canadian and U.S. Generally Accepted Accounting Principles

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada (“Canadian GAAP”).  The following represents material adjustments to the consolidated financial statements as at September 30, 2009 and September 30, 2008 and for the years ended September 30, 2009 and 2008 in order to conform to accounting principles generally accepted in the United States (“US GAAP”).

	September 30,
	2009	2008
	$	$
Assets
Canadian GAAP	25,196,265	18,072,487
Exploration properties and deferred exploration expenditures (a)	(17,553,717)	(10,690,692)
US GAAP	7,642,548	7,381,795

Future Income Taxes
Canadian GAAP	-	-
Deferred exploration expenditures expensed (a)	4,915,000	2,993,400
Increase in valuation allowance	(4,915,000)	(2,993,400)
US GAAP	-	-

Deficit
Canadian GAAP	(13,619,114)	(10,918,700)
Cumulative exploration properties adjustment (a)	(17,553,717)	(10,690,692)
US GAAP	(31,172,831)	(21,609,392)

Nayarit Gold Inc. (An Exploration Stage Company)
Notes to the Consolidated Financial Statements
For the Years Ended September 30, 2009 and 2008
(Expressed in Canadian Dollars)

16.	Differences Between Canadian and U.S. Generally Accepted Accounting Principles (continued)

	For the year ended September 30,
	2009	2008
	$	$
Statement of Operations
Net loss under Canadian GAAP	(2,700,414)	(3,277,928)
Exploration properties and deferred exploration expenditures (a)	(6,862,974)	(5,049,201)
Net loss and comprehensive loss under US GAAP	(9,563,388)	(8,327,129)

Basic and diluted loss per share - US GAAP	(0.12)	(0.16)

Statement of Cash Flows
Cash flows from operating activities under
Canadian GAAP	(2,000,553)	(1,760,764)
Exploration properties and deferred exploration expenditures (a)	(6,862,974)	(4,673,748)
Cash flows from operating activities under US GAAP	(8,863,527)	(6,434,512)

Cash flows from investing activities under Canadian GAAP	(9,887,483)	(5,798,235)
Exploration properties and deferred exploration expenditures (a)	6,862,974	4,673,748
Cash flows from investing activities under US GAAP	(3,024,509)	(1,124,487)

(a)	Exploration Expenditures

Under Canadian GAAP, exploration expenditures may be capitalized during the search for a commercially mineable body of ore and amortized later during commercial production.  Under US GAAP, exploration expenditures can only be deferred subsequent to the determination that proven or probable mineral reserves exist at which time costs incurred to bring the mine into production are capitalized as development costs. Capitalized costs are then amortized on a unit of production basis based on proven and probable reserves.

For the purposes of the consolidated statements of cash flows, these costs are classified as cash used in investing activities under Canadian GAAP and cash used in operations under US GAAP.

(b)	Income Taxes

Under Canadian GAAP, future income taxes are calculated based on enacted or substantively enacted tax rates applicable to future years. Under US GAAP, only enacted rates are used in the calculation of future income taxes. This difference in GAAP did not result in a difference in the financial position, results of operations or cash flows of the Company for the years ended September 30, 2009 and 2008.

Nayarit Gold Inc. (An Exploration Stage Company)
Notes to the Consolidated Financial Statements
For the Years Ended September 30, 2009 and 2008
(Expressed in Canadian Dollars)

16.	Differences Between Canadian and U.S. Generally Accepted Accounting Principles (continued)

(c)	Stock Based Employee Compensation

On November 27, 2003 (date of incorporation), the Company prospectively adopted the fair value based method for its employee options. Consequently, there were no differences between Canadian and US GAAP with respect to options granted since inception.  Canadian GAAP permits a choice which allows companies to estimate forfeitures at the grant date or recognize forfeitures as they occur.  US GAAP requires forfeitures to be estimated at the grant date.  Management has evaluated the impact of estimating forfeitures at the grant date for the purposes of this reconciliation and determined that the impact is not material.

(d)	Uncertainty in Income Taxes

In July 2006, the ASC issued guidance for Accounting for Uncertainty in Income Taxes. The guidance prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements, uncertain tax positions that the Company has taken or expects to take on a tax return (including a decision whether to file or not file a return in a particular jurisdiction). Under the guidance, the financial statements will reflect expected future tax consequences of such positions presuming the taxing authorities’ full knowledge of the position and all relevant facts, but without considering time value. The guidance also revises disclosure requirements and introduces a prescriptive, annual, tabular roll-forward of the unrecognized tax benefits. It is effective for fiscal years beginning after December 15, 2006. Management has evaluated the adoption of the guidance for purposes of this reconciliation and has determined there is no impact.

(e)	Recently Issued Accounting Pronouncements

The Accounting Standards Codification

In June 2009, the Financial Accounting Standards Board (“FASB”) established the FASB Accounting Standards Codification (“ASC”) as the single source of authoritative GAAP to be applied by nongovernmental entities. The ASC is a new structure which took existing accounting pronouncements and organized them by accounting topic. Relevant authoritative literature issued by the Securities and Exchange Commission (“SEC”) and select SEC staff interpretations and administrative literature was also included in the ASC. All other accounting guidance not included in the ASC is non-authoritative. The ASC is effective for annual or interim periods ending after September 15, 2009.  The adoption of the ASC did not have an impact on the Company’s consolidated financial position, results of operations or cash flows.

Fair Value Accounting

In September 2006, the ASC guidance for fair value measurements and disclosure was updated to define fair value, establish a framework for measuring fair value, and expand disclosures about fair value measurements. This guidance does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. The provisions of the updated guidance were adopted October 1, 2008. In February 2008, the FASB staff issued an update to the guidance which delayed the effective date for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. The adoption of guidance is not expected to have a significant impact on the Company.

Nayarit Gold Inc. (An Exploration Stage Company)
Notes to the Consolidated Financial Statements
For the Years Ended September 30, 2009 and 2008
(Expressed in Canadian Dollars)

16.	Differences Between Canadian and U.S. Generally Accepted Accounting Principles (continued)

(e)	Recently Issued Accounting Pronouncements (continued)

Fair Value Accounting (continued)

In October 2008, the guidance was further updated to provide guidance on how the fair value of a financial asset is to be determined when the market for that financial asset is inactive. The guidance states that determining fair value in an inactive market depends on the facts and circumstances, requires the use of significant judgment and, in some cases, observable inputs may require significant adjustment based on unobservable data. Regardless of the valuation technique used, an entity must include appropriate risk adjustments that market participants would make for nonperformance and liquidity risks when determining fair value of an asset in an inactive market. The guidance was effective upon issuance. The adoption of guidance did not have a significant impact on the Company

Fair Value Option

In February 2007, the ASC issued guidance that permits entities to choose to measure many financial instruments and certain other items at fair value, with the objective of improving financial reporting by mitigating volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The guidance was adopted October 1, 2008. The Company did not elect the Fair Value Option for any of its financial assets or liabilities, and therefore, the adoption of the guidance had no impact on the Company’s consolidated financial position, results of operations or cash flows.

Accounting for the Useful Life of Intangibles

In April 2008, the ASC updated guidance on the determination of the useful life of intangible assets which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset.  The guidance is effective for the Company’s fiscal year beginning October 1, 2009 and will be applied prospectively to intangible assets acquired after the effective date.  The Company does not expect the adoption of the guidance to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

Business Combinations

In December 2007, the ASC guidance for business combinations was updated to provide new guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any non-controlling interest in the acquiree. The updated guidance also provides disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The provisions of the updated guidance is effective for assets or liabilities arising from contingencies in business combinations for which the acquisition date is on or after October 1, 2009. The Company will apply the guidance to all future business combinations.

Equity Method Investment

In November 2008, the ASC updated guidance which clarifies the accounting for certain transactions and impairment considerations involving equity method investments. The intent of the changes is to provide guidance on (i) determining the initial measurement of an equity method investment, (ii) recognizing other-than-temporary impairments of an equity method investment and (iii) accounting for an equity method investee’s issuance of shares. The updated guidance will be effective for the Company’s fiscal year beginning October 1, 2009 and is not expected to have an impact on the Company’s consolidated financial position or results of operations.

Nayarit Gold Inc. (An Exploration Stage Company)
Notes to the Consolidated Financial Statements
For the Years Ended September 30, 2009 and 2008
(Expressed in Canadian Dollars)

16.	Differences Between Canadian and U.S. Generally Accepted Accounting Principles (continued)

(e)	Recently Issued Accounting Pronouncements (continued)

Variable Interest Entities

In June 2009, the ASC guidance for consolidation accounting was updated to require an entity to perform a qualitative analysis to determine whether the enterprise’s variable interest gives it a controlling financial interest in a variable interest entity (“VIE”). This analysis identifies a primary beneficiary of a VIE as the entity that has both of the following characteristics: i) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and ii) the obligation to absorb losses or receive benefits from the entity that could potentially be significant to the VIE. The updated guidance also requires ongoing reassessments of the primary beneficiary of a VIE. The provisions of the updated guidance are effective for the Company’s fiscal year beginning October 1, 2010. The Company does not expect the adoption of this guidance to have an impact on consolidated financial position, results of operations or cash flows.